Exhibit 99.1

Codexis Reports Third Quarter 2022 Financial Results

Reiterates 2022 Total Revenue Guidance of $135M-$141M,
Including Product Revenues of $112M-$118M

REDWOOD CITY, Calif., November 3, 2022 -- Codexis, Inc. (NASDAQ: CDXS), a leading enzyme engineering company enabling the promise of synthetic biology, today announced financial results for the third quarter ended September 30, 2022 and provided a business update.

“In the last few months, the leadership team and I have been working to refine Codexis’ strategy by assessing the markets where Codexis and our proprietary CodeEvolver® platform have a clear competitive advantage,” said Dr. Stephen Dilly, President and CEO of Codexis. “We believe our evolved strategy will position the Company nicely to drive long-term success and increased market penetration by focusing our resources and concentrating our spend on programs where we are positioned to win. I look forward to sharing additional detail on the go-forward plan in the coming months as we solidify our strategy to deliver value for Codexis customers and shareholders.”

Key Business Highlights

•Product revenues decreased 2% to $28.0 million in the third quarter of 2022. Excluding revenue from sales of CDX-616 used in the manufacture of Pfizer’s COVID-19 therapeutic (PAXLOVID™) in both periods, product revenues increased 53% to $15.1 million in the third quarter of 2022, up from $9.9 million in the third quarter of 2021. Revenues attributable to enzymes sales to Pfizer for the manufacture of PAXLOVID™ were $12.9 million in the third quarter of 2022 compared to $18.9 million last year.

•Executive Leadership Updates

◦Dr. Stephen Dilly was appointed as the President and CEO of Codexis. Dr. Dilly has more than three decades of executive management experience in the biopharmaceutical industry, most recently having served as President and CEO of Sierra Oncology through its recent sale to GlaxoSmithKline for $1.9 billion.

◦Kevin Norrett was appointed as the Chief Operating Officer of Codexis. Mr. Norrett brings more than 20 years of experience across commercial, business and corporate development, operations and finance. He is responsible for driving the Company’s corporate growth strategy, business development and operational activities.

◦Margaret Fitzgerald was appointed as General Counsel of Codexis. Ms. Fitzgerald has almost two decades of legal experience in the biotechnology field, with a background spanning complex transactions, intellectual property and portfolio management, and commercializing therapeutics.

•The Company announced the appointment of Rahul Singhvi, Sc.D. to its Board of Directors. Currently the CEO of National Resilience, a technology-focused biomanufacturing company, Dr. Singhvi is a biotechnology industry veteran with more than 30 years of research and development, operations and commercialization expertise across several modalities including cell and gene therapies, nucleic acids, vaccines and biologics.

•Codexis hosted its 2022 Protein Engineering Forum, bringing over 100 top scientists and innovators together for two days of presentations and networking events to facilitate the sharing of insights and recent technological advancements throughout genomics, nucleic acid synthesis and synthetic biology.
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Third Quarter 2022 Financial Highlights

•Total revenues for the third quarter 2022 were $34.5 million, a decrease of 6% from $36.8 million in the third quarter 2021. On a segment basis, $31.1 million in revenue was from the Performance Enzymes segment and $3.3 million was from Biotherapeutics.

•Product revenues for the third quarter 2022 were $28.0 million compared to $28.7 million in the third quarter 2021; the decrease was primarily driven by lower enzyme sales related to PAXLOVID™.

•R&D revenues for the third quarter 2022 were $6.4 million compared to $8.0 million in the third quarter 2021; the decrease was driven by lower revenues from several of our large, existing customers.

•Product gross margin for the third quarter 2022 was 65% compared to 76% in the third quarter 2021. The decrease was largely driven by changes in product mix, particularly the decline in sales related to PAXLOVID, variations in prices for volume sold and higher shipping costs.

•R&D expenses for the third quarter 2022 were $21.8 million compared to $15.2 million in the third quarter 2021. The increase was primarily driven by higher costs associated with increased headcount and salaries as well as higher expenses for facilities and outside services.

•Selling, General & Administrative expenses for the third quarter 2022 were $13.5 million, compared to $13.4 million in the third quarter 2021. SG&A expenses were flat, primarily, because higher compensation-related expenses were offset by decreases in legal costs.

•The net loss for the third quarter 2022 was $10.0 million, or $0.15 per share, compared to a net income of $2.2 million, or $0.03 per share, for the third quarter 2021.

•As of September 30, 2022, the Company had $108.7 million in cash and cash equivalents.

2022 Guidance

Codexis reiterated its financial guidance for 2022 issued on July 14, 2022, as follows:

•Total revenues are expected to be in the range of $135 million to $141 million.

•Product revenues are expected to be in the range of $112 million to $118 million, including approximately $75 million from Pfizer.

•Gross margin on product revenue is expected to be in the range of 65% to 70%.

In addition, Codexis expects that its existing cash and cash equivalents, combined with the Company’s future expectations for product revenues, R&D revenues and expense management, will be sufficient to fund its planned operations through at least the end of 2024.

Conference Call and Webcast

Codexis will hold a conference call and webcast today beginning at 4:30 p.m. ET. A live webcast and slide presentation to accompany the conference call will be available on the Investors section of the Company’s website. The conference call dial-in numbers are (877) 705-2976 for domestic callers and (201) 689-8798 for international callers, and the passcode is 13732962.

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A recording of the call will be available for 48 hours beginning approximately two hours after the completion of the call by dialing (877) 660-6853 for domestic callers or (201) 612-7415 for international callers. Please use the passcode 13726635 to access the recording. A webcast replay will be available on the Investors section of www.codexis.com for 30 days, beginning approximately two hours after the completion of the call.

About Codexis

Codexis is a leading enzyme engineering company leveraging its proprietary CodeEvolver® platform to discover and develop novel, high performance enzymes and biotherapeutics. Codexis enzymes have applications in the sustainable manufacturing of pharmaceuticals, food and industrial products; in the creation of the next generation of life science tools; and as gene therapy and oral enzyme therapies. The Company’s unique performance enzymes drive improvements such as: reduced energy usage, waste generation and capital requirements; higher yields; higher fidelity diagnostics; and more efficacious therapeutics. Codexis enzymes enable the promise of synthetic biology to improve the health of people and the planet. For more information, visit www.codexis.com.

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding Codexis, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, Codexis’ expectations regarding 2022 total revenues, product revenues and gross margin on product revenue, its ability to fund planned operations through the end of 2024, and the ability of its evolved strategy to drive long-term success and increased market penetration to deliver value for Codexis customers and shareholders. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Codexis’ control and that could materially affect actual results. Factors that could materially affect actual results include, among others: Codexis’ dependence on its licensees and collaborators; Codexis’ dependence on a limited number of products and customers, and potential adverse effects to Codexis’ business if its customers’ products are not received well in the markets. Additional information about factors that could materially affect actual results can be found in Codexis’ Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on February 28, 2022 and in Codexis’ Quarterly Report on Form 10-Q filed with the SEC on August 5, 2022, including under the caption “Risk Factors,” and in Codexis’ other periodic reports filed with the SEC. Codexis expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Investor Relations Contact:

Argot Partners
Brendan Strong/Carrie McKim
(212) 600-1902
Codexis@argotpartners.com

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Codexis, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues:
Product revenue	$28,042	$28,731	$93,376	$53,674
Research and development revenue	6,428	8,038	14,839	26,579
Total revenues	34,470	36,769	108,215	80,253
Costs and operating expenses:
Cost of product revenue	9,786	6,867	29,577	15,403
Research and development	21,821	15,165	60,410	39,562
Selling, general and administrative	13,499	13,407	39,859	37,600
Total costs and operating expenses	45,106	35,439	129,846	92,565
Income (loss) from operations	(10,636)	1,330	(21,631)	(12,312)
Interest income	436	41	618	424
Other income, net	216	983	150	920
Income (loss) before income taxes	(9,984)	2,354	(20,863)	(10,968)
Provision for income taxes	8	110	125	121
Net income (loss)	$(9,992)	$2,244	$(20,988)	$(11,089)

Net income (loss) per share, basic	$(0.15)	$0.03	$(0.32)	$(0.17)
Net income (loss) per share, diluted	$(0.15)	$0.03	$(0.32)	$(0.17)

Weighted average common stock shares used in computing net income (loss) per share, basic	65,426	64,628	65,271	64,452
Weighted average common stock shares used in computing net income (loss) per share, diluted	65,426	67,741	65,271	64,452

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Codexis, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In Thousands)

	September 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$108,689	$116,797
Restricted cash, current	528	579
Financial assets:
Accounts receivable	16,527	24,953
Contract assets	5,867	4,557
Unbilled receivables	7,490	8,558
Total financial assets	29,884	38,068
Less: allowances	(109)	(416)
Total financial assets, net	29,775	37,652
Inventories	1,623	1,160
Prepaid expenses and other current assets	5,382	5,700
Total current assets	145,997	161,888
Restricted cash	1,520	1,519
Investment in non-marketable equity securities	20,510	14,002
Right-of-use assets - Operating leases, net	40,493	44,095
Right-of-use assets - Finance leases, net	—	17
Property and equipment, net	23,319	21,345
Goodwill	3,241	3,241
Other non-current assets	208	276
Total assets	$235,288	$246,383

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,621	$2,995
Accrued compensation	9,463	11,119
Other accrued liabilities	12,992	12,578
Current portion of lease obligations - Operating leases	5,230	4,093
Deferred revenue	1,602	2,586
Total current liabilities	31,908	33,371
Deferred revenue, net of current portion	8,238	3,749
Long-term lease obligations - Operating leases	39,655	43,561
Other long-term liabilities	1,356	1,311
Total liabilities	81,157	81,992

Stockholders' equity:
Common stock	6	6
Additional paid-in capital	562,811	552,083
Accumulated deficit	(408,686)	(387,698)
Total stockholders' equity	154,131	164,391
Total liabilities and stockholders' equity	$235,288	$246,383

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Codexis, Inc.
Segmented Information
(Unaudited)
(In Thousands)

	Three Months Ended September 30, 2022			Three Months Ended September 30, 2021
	Performance Enzymes	Novel Biotherapeutics	Total	Performance Enzymes	Novel Biotherapeutics	Total
Revenues:
Product revenue	$28,042	$—	$28,042	$28,731	$—	$28,731
Research and development revenue	3,104	3,324	6,428	3,853	4,185	8,038
Total revenues	31,146	3,324	34,470	32,584	4,185	36,769
Costs and operating expenses:
Cost of product revenue	9,786	—	9,786	6,867	—	6,867
Research and development(1)	6,782	13,855	20,637	5,670	8,850	14,520
Selling, general and administrative(1)	3,791	888	4,679	3,306	831	4,137
Total segment costs and operating expenses	20,359	14,743	35,102	15,843	9,681	25,524
Income (loss) from operations	$10,787	$(11,419)	(632)	$16,741	$(5,496)	11,245
Corporate costs(2)			(7,947)			(8,097)
Unallocated depreciation and amortization			(1,405)			(794)
Income (loss) before income taxes			$(9,984)			$2,354

(1) Research and development expenses and selling, general and administrative expenses exclude depreciation and amortization of finance leases.
(2) Corporate costs include unallocated selling, general and administrative expense, interest income, and other income, net.

	Nine Months Ended September 30, 2022			Nine Months Ended September 30, 2021
	Performance Enzymes	Novel Biotherapeutics	Total	Performance Enzymes	Novel Biotherapeutics	Total
Revenues:
Product revenue	$93,376	$—	$93,376	$53,674	$—	$53,674
Research and development revenue	7,398	7,441	14,839	14,723	11,856	26,579
Total revenues	100,774	7,441	108,215	68,397	11,856	80,253
Costs and operating expenses:
Cost of product revenue	29,577	—	29,577	15,403	—	15,403
Research and development(1)	19,833	37,279	57,112	17,172	20,649	37,821
Selling, general and administrative(1)	11,208	2,288	13,496	9,294	2,052	11,346
Total segment costs and operating expenses	60,618	39,567	100,185	41,869	22,701	64,570
Income (loss) from operations	$40,156	$(32,126)	8,030	$26,528	$(10,845)	15,683
Corporate costs(2)			(24,940)			(24,431)
Unallocated depreciation and amortization			(3,953)			(2,220)
Loss before income taxes			$(20,863)			$(10,968)

(1) Research and development expenses and selling, general and administrative expenses exclude depreciation and amortization of finance leases.
(2) Corporate costs include unallocated selling, general and administrative expense, interest income, and other income, net.

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